Notice of Annual Meeting of Stockholders

N O L A N D

NOLAND COMPANY

80 29th Street, Newport News, Virginia 23607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 A.M. on May 1, 2003

Notice is hereby given that the Annual Meeting of Stockholders of Noland Company, a Virginia corporation (the Corporation), will be held, in accordance with the Bylaws of the Corporation, on Thursday, May 1, 2003, at 10:00 A.M. (Local Time) at the principal office of the Corporation, 80 29th Street, Newport News, Virginia, for the following purposes:

1. to elect seven Directors to serve for the ensuing year;

2. to appoint KPMG LLP to audit the consolidated financial statements of the Corporation for the year ending December 31, 2003; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 14, 2003, will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

James E. Sykes Jr.

Secretary

April 1, 2003

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE CORPORATION IN AVOIDING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING. ANY PERSON GIVING A PROXY MAY REVOKE IT BEFORE IT IS VOTED BY DELIVERING ANOTHER PROXY, OR WRITTEN NOTICE OF REVOCATION, TO THE SECRETARY OF THE CORPORATION.

NOLAND COMPANY

(a Virginia corporation)

80 29th Street

Newport News, Virginia 23607

Proxy Statement

Annual Meeting of Stockholders to be

held at 10:00 A.M., May 1, 2003

Approximate date of mailing .... April 1, 2003

SOLICITATION AND REVOCATION OF PROXY

The proxy accompanying this statement is solicited by the Board of Directors on behalf of the Corporation. All proxies in the accompanying form which are properly executed by stockholders and returned to the Secretary will be voted. Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time before it is exercised.

The cost of soliciting proxies, including the cost of preparing and mailing the proxy materials, will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited, personally or by telephone, by regular employees of the Corporation.

A copy of the Corporation's Annual Report to stockholders for the year ended December 31, 2002, which includes consolidated financial statements, is furnished concurrently with this Proxy Statement.

PURPOSES OF MEETING

The purposes of the Annual Meeting of Stockholders will be (1) to elect seven Directors to serve for the ensuing year; (2) to appoint KPMG LLP as independent auditors of the Corporation for the ensuing year; and (3) to transact such other business as may properly come before the meeting, or any adjournment thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 14, 2003, there were outstanding 3,526,991 shares of Common Stock, the sole class of voting securities of the Corporation. Holders of record at the close of business on that date are entitled to one vote for each share.

The following are, to the knowledge of the Corporation, beneficial owners as of March 14, 2003, of over 5% of the Corporation's Common Stock:

Name and Address	Title and Class of Voting Security	Amount and Nature of Beneficial Ownership	Percent Of Class

Jane K. Noland, Lloyd U. Noland III, Susan C. Noland, and Anne N. Edwards individually and as trustees of The L. U. Noland 1982 Trust and Lloyd U. Noland Jr. 80 29th Street Newport News, VA 23607	Common Stock	2,080,225(1) shares	58.98%

Edmundson International, Inc. 31356 Via Colinas Westlake Village, CA 91362	Common Stock	720,225 shares	20.42%

(1) The trustees of The L. U. Noland 1982 Trust are Mr. Lloyd U. Noland Jr.'s wife, Jane K. Noland, and his three children: Lloyd U. Noland III, Susan C. Noland and Anne N. Edwards. The trust assets include 906,996 shares of Common Stock of the Corporation and a majority of the outstanding voting stock of Basic, Inc., which, in turn, owns 893,967 shares of the Corporation's Common Stock. Since the trustees have the sole power to vote and to dispose of shares held in the L. U. Noland 1982 Trust, each trustee may be deemed to have beneficial ownership of 1,800,963 shares of the Corporation's Common Stock (including the shares owned by Basic, Inc.). The trustees share the power to vote and direct the disposition of such shares. Each trustee owns the following additional shares of the Corporation's Common Stock, with sole power to vote and dispose of all of such shares except for 155,138 shares attributed to Jane K. Noland, but owned by her husband, Lloyd U. Noland Jr.; 1,095 shares attributed to Anne N. Edwards, but owned by her husband; and 2,190 shares attributed to Lloyd U. Noland III but owned by his wife and one of his children:

Jane K. Noland 182,270

Lloyd U. Noland III 48,425

Susan C. Noland 26,736

Anne N. Edwards 21,831

Lloyd U. Noland III also has voting power only over 10,000 shares of restricted stock. All of such shares are included in the above table. As a group, the Noland family may be deemed to be the owners of an aggregate of 2,080,225 shares or 58.98% of the outstanding Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended, that have been received by the Corporation, the Corporation believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of the Corporation's Common Stock.

THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

The Corporation is managed under the direction of the Board of Directors and its Executive Committee, by the Chairman of the Board and other officers to whom authority has been delegated.

In 2002, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 2002 and (ii) the total number of meetings of all Board committees on which the Director served.

During 2002, the Board of Directors met four times. On five occasions, the Board acted by written consent. Members of the Board who are employees of the Corporation serve without compensation. Each non-employee Director receives a quarterly award of Noland Company Common Stock having an aggregate fair market value of $3,000 (see compensation of Executive Officers and Directors), plus $1,000 per Committee Meeting ($500 if attended via telephone).

The Board elected an Executive Committee consisting of Messrs. Noland III, King and Henderson. When the Board is not in session, the Executive Committee generally has the authority of the Board except that the Virginia Stock Corporation Act prohibits certain actions by committees. During 2002, the Executive Committee met seven times.

The Board appointed an Executive Compensation Committee consisting of Messrs. Allen, Gambill, Goolsby, and Pleasants, with Mr. Pleasants acting as chairman. The Committee's primary functions are to make recommendations to the Board of Directors concerning remuneration arrangements for executive officers and to review and make recommendations concerning the administration of certain benefit plans. During 2002, the Executive Compensation Committee met one time.

The Board appointed an Audit Committee consisting of Messrs. Allen, Gambill, Goolsby, and Pleasants, with Mr. Goolsby acting as chairman. Mr. Goolsby resigned from the Audit Committee in February 2003 to ensure the Corporation would be in compliance with proposed SEC regulations. Mr. Gambill was appointed chairman at the February 2003 Board of Directors Meeting. The Audit Committee functions in an oversight capacity with respect to the Corporation's auditing, accounting, reporting, and control functions and assists the entire Board in fulfilling its fiduciary responsibilities with respect to these functions. During 2002, the Audit Committee met four times.

The Board appointed a Nominating and Governance Committee consisting of Messrs. Allen, Gambill, Goolsby, and Pleasants at the February 2003 Board of Directors meeting. Mr. Allen serves as chairman. The Nominating and Governance Committee identifies and recommends nominees for election as directors; recommends Directors to serve on Committees of the Board of Directors, and recommends corporate governance guidelines for the Corporation. The Board of Directors approved the Nominating and Governance Committee Charter at its February 2003 meeting.

At the February 2003 meeting the Board also adopted new Audit Committee and Compensation Committee Charters. New corporate governance guidelines, a Code of Ethics for the Chief Executive Officer and Senior Financial Officers and a policy preventing the Corporations external auditors from providing services prohibited by the SEC were also adopted. The Corporation is in the process of posting these documents to its web site.

ELECTION OF DIRECTORS

It is intended that proxies in the accompanying form will be voted by the persons named therein (unless authority is withheld)in favor of the nominees named for Directors for the term of one year or until their successors are elected and qualified. In case any of such nominees is unexpectedly unable to serve, the proxies will be voted for the election of the others so named and may be voted for substitute nominees. The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors.

Votes that are withheld and shares held in street name ("Broker Non-Votes") that are not voted in the election of Directors will not be included in determining the number of votes cast.

NOMINEES FOR DIRECTOR

There are no family relationships among any of the nominees and any officer; nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected. Each of the nominees for the office of Director is a member of the present Board of Directors.

Mr. Goolsby, Mr. Henderson, Mr. Pleasants, and Mr. Noland III have served in the respective positions shown for more than five years.
Name, Age, Position and Directorships	Director Since	Shares of Common Stock Beneficially Owned on March 14, 2003	Percent of Class(1)

Thomas N. Allen Age 64 Chairman, The Clovelley Corp. (Real estate and investment company), since 2001. Previously chairman of East Coast Oil Corp. (Retail gasoline/convenient stores)	1995	1,000	-

Mark M. Gambill Age 52 Managing member McKenzie Holdings, (Family-owned investment company), since September 1999. Previously President of Wheat First Union and Wheat First Butcher Singer (Brokerage and investment banking); Director of Speedway Motorsports, Inc.	2001	4,100	-

Allen C. Goolsby Age 63 Partner, Hunton & Williams (Attorneys)	1989	350	-

Arthur P. Henderson Jr. Age 59 Vice President-Finance	1983	7,900	0.22%

Kenneth C. King Age 60 Vice President-Marketing since April 1, 1998. Previously Manager of Noland Companys Frederick, Maryland Complex since 1977	1998	6,749	-

C. Edward Pleasants Age 62 Chairman Emeritus, Pleasants Hardware Company; Director PHC Holdings and LVI Services, Inc.	1999	3,000	-

Lloyd U. Noland III Age 59 Chairman of the Board and President; Director of Wachovia Corporation(2)	1979	1,849,388	52.44%

All officers and directors of the Corporation as a group(17)		1,908,171	54.10%

(1) Less than .2 % except as indicated.

(2) See Voting Securities and Principal Holders Thereof on

page 1.

Except as described on page 2 with respect to shares held by the Noland family, each Director and Officer has the sole power to vote the shares of Common Stock attributed to him in this table.

CERTAIN TRANSACTIONS

The Corporation is in the seventh year of a ten-year agreement to lease its corporate headquarters office building. The building is owned by Basic, Inc. (see Voting Securities and Principal Holders Thereof). The Corporation pays an annual rental fee of approximately $290,000 and bears the direct costs of utilities and real estate taxes. The terms of the lease were based on an evaluation by an independent real estate firm.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table presents information relating to total compensation of the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation who earned more than $100,000 for the fiscal year ended December 31, 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation.			Long Term Compensation

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	All Other Compensation(2)

Lloyd U. Noland III	2002	$153,750	$75,000	$30,280	$8,669
Chief Executive Officer	2001	$150,000	$41,000	$29,130	$2,451
	2000	$148,785	$60,000	$16,375	$3,845

Kenneth C. King	2002	$143,000	$70,000	$30,280	$8,393
Vice President-Marketing	2001	$140,000	$38,000	$29,130	$2,288
and Branch Operations	2000	$140,000	$60,000	$16,375	$3,334

Arthur P. Henderson Jr.	2002	$ 97,800	$42,750	$22,710	$7,751
Vice President-Finance	2001	$ 94,800	$27,000	$21,848	$2,008
	2000	$ 91,200	$42,500	$12,281	$2,680

Jean F. Preston	2002	$ 96,250	$41,000	$22,710	$7,291
Vice President-	2001	$ 92,500	$36,000	$21,848	$1,285
Corporate Data	2000	$ 90,625	$42,500	$12,281	$2,242

Benjamin A Williams III	2002	$150,000	$40,000	$ -	$8,572
Chairman and President-	2001	$112,500	$11,250	$ -	$ -
Noland Properties, Inc.	2000	$ -0-	$ -0-	$ -	$ -

(1) Restricted stock awards valued at market price per share of $30.28, $29.13, and $16.375 per share on December 31, 2002, 2001, and 2000, respectively. Recipients have the right to receive dividends and vote the restricted shares.

(2) Profit sharing allocation, life insurance and expense reimbursement.

RETIREMENT BENEFITS

Payments by the Corporation to the Improved Retirement Plan for Employees of Noland Company (the Plan), are made based on recommendations by the Plan's actuary. The Plan is a defined benefit "Career Average" plan. Annual retirement benefits are computed by adding, for each year of credited service, the sum of 1.333% of compensation (up to "Covered Compensation") and 1.933% of compensation over "Covered Compensation." Covered Compensation is generally the average of the Social Security wage bases over a working career.

The amounts shown below do not include Social Security benefits and are not subject to any reductions on account of such benefits. Estimated annual benefits (assuming continued employment to age 65 on a life-only annuity basis) accrued to date and payable at age 65 to Lloyd U. Noland III, Kenneth C. King, Arthur P. Henderson, Jr., Jean F. Preston and Benjamin A. Williams, III are $64,296, $55,954, $50,066, $70,364 and $16,520, respectively.

BOARD COMPENSATION

Non-employee Directors are compensated in accordance with the 1999 Outside Directors Stock Plan (the Plan). The Plan provides for quarterly awards of whole and fractional shares of Noland Company Common Stock with an aggregate fair market share of $3,000 each. To satisfy its obligations under the Plan, the Corporation created the Noland Company Common Stock Benefit Trust (the Trust). The Trust is a "grantor trust" as defined in section 671 of the Internal Revenue Code of 1986, as amended. The Corporation contributes to the Trust Noland Company Common Stock that shall be held by the Trust until paid to participants and beneficiaries of the Plan as soon as practicable after the participant ceases to be a member of the Board. In addition, each outside Director is paid $1,000 for each Committee meeting attended ($500 if attended via telephone).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Executive Compensation Committee consists of Messrs. Allen, Gambill, Goolsby, and Pleasants. Mr. Goolsby is a member of the law firm Hunton & Williams, which has provided legal services to the Corporation for many years.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the Committee) is charged with the responsibility of making an initial determination regarding any changes in executive compensation policy and making recommendations to the Board of Directors with respect to compensation of the Corporations executive officers.

The Committee believes that the Corporations compensation program should provide competitive overall compensation for executive officers, including base salaries and short and long-term incentives. The Committee has concluded that the close link between the Corporations business and the cyclical building and construction industry make it prudent for the Corporation to maintain a conservative approach to base compensation while at the same time providing competitive total pay opportunities to its executive officers through long and short-term incentives. Targeted bonuses range from 20% of base compensation for certain key employees to 50% of base compensation for the principal executive officer.

Base compensation for executive officers in 2002 reflected the Committees conservative approach to base compensation with only a modest increase of about 4.5% in aggregate base compensation for executive officers. In determining executive cash bonuses for 2002, the Committee focused primarily on revenues; profits before LIFO inventory adjustments, extra compensation and income taxes, and each executive officers performance for the year against previously established targets. The Committee did not assign a specific value to each factor. Bonus awards for 2002 were made to 14 key employees and officers nominated by the Chief Executive Officer. Total awards of $426,050 were approximately one-third greater than the awards made in 2001 reflecting the strong overall performance in 2002.

Mr. Nolands base compensation for 2002 was fixed at $157,500, which was slightly higher than his base compensation for 2001. For 2002 Mr. Noland was awarded a cash bonus of $75,000, which was more than his 2001 bonus of $41,000. The Committee believes that Mr. Noland continues to play a leadership role in effecting substantial improvements in the Corporations operations, particularly with respect to improvements in the Companys supply chain strategy, the skill levels of the Companys managers and the contribution to revenues from the Companys real estate holdings. The one goal that the Company and Mr. Noland still need to achieve is to effect a significant increase in revenues. In establishing the 2002 bonus, the Committee did not assign a specific value to any one factor, but concluded that, along with the other participants, Mr. Noland should receive a significantly higher bonus than in 2001 to reflect the Companys improved performance. Mr. Noland also received a restricted stock award of 1,000 shares of the Corporations common stock.

Overall, the Committee believes that its compensation plan provides meaningful incentives to the executive officers and other key employees to improve performance and shareholder return.

Because none of the Corporations executive officers receives annual compensation in excess of $1 million, the Corporation has not taken any position with respect to the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993.

C. Edward Pleasants, Chairman

Thomas N. Allen

Mark M. Gambill

Allen C. Goolsby

Comparison of Five Year Cumulative Total Return Among Noland Company, NASDAQ Market Value Index and Hughes Supply, Inc.

(Assumes $100 Invested on January 1, 1997)

(Assumes Dividend Reinvested)

A performance graph appears here. The following chart is the information presented in the graph.

Data points are as follows:
	1997	1998	1999	2000	2001	2002

Noland Company	$100.00	$116.58	$ 81.72	$ 76.25	$137.71	$144.84
Hughes Supply, Inc.	$100.00	$ 84.58	$ 63.22	$ 53.63	$ 93.90	$ 83.93
NASDAQ Market Index	$100.00	$141.04	$248.76	$156.35	$124.64	$ 86.94

The return for Hughes Supply, Inc. has been adjusted to reflect differences in market capitalization.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the "Audit Committee") is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Corporations independent accountants. Management is responsible for the Corporations internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporations consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committees responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Corporations independent accountants.

Management represented to the Audit Committee that the Corporations consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (including scope of the auditors' responsibilities, significant accounting adjustments and any disagreements with management).

The Audit Committee has also received the written disclosures from KPMG LLP relating to independence of that firm as required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP that firms independence from the Corporation.

Based upon the Audit Committees discussions with management and KPMG LLP and the Audit Committees review of the representation of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporations Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Mark M. Gambill, Chairman

Thomas N. Allen

C. Edward Pleasants

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors will offer a resolution to reappoint KPMG LLP as independent accountants of the Corporation for the year 2003. KPMG LLP, a nationally known firm of independent certified public accountants, has audited the Corporation's financial statements for two years. The Corporation has been advised by KPMG LLP that neither that firm nor any of its partners has any direct financial interest or material indirect financial interest in the Corporation other than as public accountants and auditors. KPMG LLP will be represented at the stockholders' meeting. The firm's representative will be available to respond to appropriate questions from stockholders and will have an opportunity to make a statement, if desired.

Fees for services rendered by the Corporation's independent accountants, KPMG LLP during 2002 are as follows:
2002
Audit Fees: Annual Audit Quarterly Review of Form 10-Q Total Audit Fees	$180,000 45,000 $225,000
All Other Fees: Annual audit of employee benefit plans Restatement of 2001 10-K Insurance policy review Total All Other Fees	$ 27,000 41,675 6,900 $ 75,575

All audit services were provided by full-time employees of KPMG LLP.

ANNUAL REPORT TO STOCKHOLDERS

The Noland Company 2002 Annual Report to stockholders, portions of which are incorporated by reference into the annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, accompanies this proxy statement. Stockholders may obtain, without charge, a copy of the Corporation's Form 10-K by forwarding a written request to R. L. Welborn, Assistant Vice President - Finance, Noland Company, 80 29th Street, Newport News, Virginia 23607.

PROPOSALS FOR 2004 ANNUAL MEETING

Any stockholder desiring to make a proposal to be acted upon at the 2004 annual meeting of stockholders must present such proposal to the Corporation at its principal office in Newport News, Virginia, not later than December 2, 2003, in order for it to be considered for inclusion in the Corporation's Proxy Statement.

GENERAL

Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for

Director named herein, and FOR the proposal to approve the appointment of KPMG LLP as independent public accountants for the year ended December 31, 2003.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring the vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of Common Stock will be voted in accordance with the specification so made.

By order of the Board of Directors,

James E. Sykes Jr.

Secretary

Newport News, Virginia

April 1, 2003

(Side 1)

PROXY

NOLAND COMPANY

80 29th Street

Newport News, Virginia 23607

Annual Meeting of Stockholders May 1, 2003

This Proxy solicited on behalf of the Board of Directors

The undersigned hereby appoints L. U. Noland III and A. P. Henderson Jr. or either of them, Proxies, with full power of substitution in each to vote all shares of the capital stock of Noland Company held of record by the undersigned on March 14, 2003, at the Annual Meeting of Stockholders to be held on May 1 2003, or at any adjournment thereof:

1. ELECTION OF DIRECTORS	FOR all nominees listed below (except as marked below to the contrary) □	WITHHOLD AUTHORITY to vote for all nominees listed below □

Thomas N. Allen, Mark M. Gambill, Allen C. Goolsby, Arthur P. Henderson Jr., Kenneth C. King, Lloyd U. Noland III, C. Edward Pleasants (Instruction: To withhold authority to vote for any individual nominee(s) write that nominee's name(s) in the space provided below).

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2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG LLP as the independent public accountants of the Corporation.

□ FOR	□ AGAINST	□ ABSTAIN

3. Vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no specification is made, this proxy will be voted FOR items 1 and 2.

(continued) Please date and sign on reverse

---------------------------------------------------------------------------------- Continued from other side (Side 2)

Dated:, 2003

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Signature

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Signature if held jointly

(Stockholder's signature should conform exactly to the

name printed hereon. When shares are held by joint

tenants, both should sign. When signing as Attorney,

Executor, Administrator, Trustee or Guardian, please

give full title as such. If a corporation, please sign

in full corporate name by president or other authorized

officer. If a partnership, please sign in partnership

name by authorized person).

Please mark, sign, date and return the proxy card promptly

using the enclosed envelope.

NOLAND COMPANY

Audit Committee Charter

Introduction

The Board of Directors of Noland Company (the "Company") has constituted an Audit Committee which shall have responsibility for overseeing:

The reliability of the Companys financial statements;

Effective evaluation and management of the Companys financial risks;

The Companys compliance with laws and regulations; and

Maintenance of an effective and efficient audit of the Companys annual financial statements by a qualified and independent auditor.

The Audit Committee shall preserve open avenues of communication among the external auditors, internal auditors, financial management, senior management, the Audit Committee and the Board of Directors.

This Charter sets out the specific responsibilities delegated by the Board to the Audit Committee and details the manner in which the Audit Committee shall operate.

Responsibilities

Effective Management of Financial Risks

The Audit Committee shall be aware of the current areas of greatest financial risk to the Company and ensure that management is effectively assessing and managing the risks.

The Committee shall satisfy itself that effective systems of accounting and internal control are established and maintained to manage financial risk.

The Committee shall satisfy itself as regards the integrity and prudence of the Companys internal control systems, including periodic review of policies and/or practices.

The Committee shall satisfy itself that effective disclosure controls are established and maintained to promote timely, accurate, compliant and meaningful disclosure in the Companys periodic reports to the Securities and Exchange Commission (the "SEC").

The Committee shall make the Board of Directors aware of any matters that have come to its attention that may significantly impact the financial condition or affairs of the Company, and help assess the related risks and planned actions to manage those risks.

The Reliability of the Companys Financial Statements

Management and the independent auditors shall review with the Committee a draft of the Companys annual financial statements and drafts of the Companys Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such reviews shall include the Companys disclosure under "Managements Discussion and Analysis of Financial Condition and Results of Operations." Quarterly, the independent auditors shall provide to the Committee a review letter as contemplated by Statement on Auditing Standards No. 71. Periodically during the fiscal year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Companys structure of internal controls over financial accounting and reporting, and their qualitative judgments as to accounting principles employed and related disclosures by the Company and the conclusions expressed in the Companys financial reports. The independent auditors shall review with the Committee significant judgments made by management in the preparation of the financial statements.

The independent auditors and the Companys management shall identify to the Committee business, financial or legal issues that may significantly impact the Companys financial statements and internal control systems. At least annually, management shall report to the Committee as to all significant litigation, threatened litigation or potential litigation in which the Company and its subsidiaries are or may be engaged, as well as the anticipated or potential impact of such litigation, threatened litigation or potential litigation on the Company.

Both management and the independent auditors shall report promptly to the Committee any material weaknesses in internal control systems. The independent auditors shall promptly identify to the Committee any audit problems or difficulties, including any areas of disagreement with management in the preparation of financial statements. The Committee shall also consider any response by management.

The Committee shall review the Companys accounting policies and practices in the light of the requirements of the Financial Accounting Standards Board (FASB), the Securities and Exchange Commission (SEC), and the American Institute of Certified Public Accountants (AICPA). The Committee shall review at least annually the Companys description of its critical accounting policies. Any significant changes in those policies must be approved in advance by the Committee.

Compliance with Laws and Regulations

Counsel to the Company shall periodically update the Committee regarding (i) developments in the law relating to the responsibilities and liabilities of Directors, and (ii) any significant changes in the various rules, regulations and laws which relate generally to the Companys business operations and the extent to which the Company is complying with such laws.

Management shall report as soon as possible to the Chairman of the Committee any material violation of laws or governmental regulations. At least annually, management shall review with the Committee the Companys monitoring efforts and procedures to ensure compliance with laws and governmental regulations.

Maintenance of Effective and Efficient Audit Processes

The Committee as the Board of Directors representative shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. Each year the Committee shall appoint the independent auditors subject to shareholder ratification at the annual meeting. The Committee shall require the independent auditors to submit at least annually a formal written statement (i) describing the firms internal quality control procedures, (ii) identifying any material issues raised by the most recent internal quality control review, or peer review, of the firm, (iii) describing any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits by the firm, and any steps taken to deal with any such issues, and (iv) delineating all relationships between the independent auditors and the Company, including audit and non-audit assignments and the fees and any other compensation paid to the independent auditors therefore. Any significant non-audit relationship or undertaking by the independent auditors must have the advance approval of the Committee. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors.

With respect to each fiscal year, the Committee shall meet with the independent auditors, the internal auditors and the senior management to review the scope and methodology of the proposed audits for such fiscal year. The independent auditors and the internal auditors shall provide regular reports to the Committee during the fiscal year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

Other Responsibilities

Management shall report to the Audit Committee any proposed related party transaction that might be considered material to the Company or the related party.

The Committee shall establish procedures to ensure rapid and current disclosures of material changes in financial condition or operations.

The Audit Committee shall discuss with management the Companys policies and practices regarding earnings press releases, as well as any financial information and earnings guidelines provided to analysts and rating agencies. Each earnings press release should be reviewed by the Chairman of the Committee, or if not available, another Committee member, prior to release.

The Committee shall set clear hiring policies with respect to any current or former employees of the independent auditors.

The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concern regarding questionable accounting or auditing matters.

The Audit Committee shall perform or undertake on behalf of the Board any such other tasks or actions as the Board may from time to time authorize.

Composition of the Committee

The Audit Committee shall be composed of no fewer than three directors, each of whom shall be financially literate (or, if any new member of the Committee at the time of his or her appointment is not then financially literate, such member shall become so within a reasonable period of time thereafter). Furthermore, the composition of the Committee shall satisfy the independence requirements of NASDAQ within the time requirements established by NASDAQ, all as determined by the Board of Directors. Compensation for services as a director (including Committee memberships) is the only compensation that Committee members may receive from the Company. Nor shall any member of the Committee own directly or indirectly more than twenty percent of the Companys common stock.

Administration of the Committee

The Chairman of the Audit Committee shall be appointed by the Board of Directors. The Secretary of the Audit Committee shall be the Corporate Secretary or such other person as is nominated by the Board. The proceedings of all Committee meetings shall be documented in minutes.

Regular meetings of the Audit Committee shall be held at least four times a year. Special meetings of the Audit Committee may be convened by the Chairman or a majority of the Committee members. The internal or external auditors may request a meeting if they consider that one is necessary.

The Committee shall have available to it such support personnel, including management staff, independent auditors, attorneys and consultants, as it deems necessary to discharge its responsibilities. The Committee shall have sole authority to agree to fees and other terms of engagement of any such attorneys or consultants.

Board Reporting

The Chairman of the Audit Committee shall report the results of each Audit Committee meeting at the next regular meeting of the Board of Directors.

Other Matters

The Chairman shall lead the Committee in an annual review of its performance. The annual evaluation shall include a review of the Committees charter.

The Committee shall cause to be provided to NASDAQ appropriate written confirmation of any of the foregoing matters as NASDAQ may from time to time require.